Exhibit 10.2

AGREEMENT TO PROVIDE ADDITIONAL CAPITAL

THIS AGREEMENT TO PROVIDE ADDITIONAL CAPITAL (this “Agreement”) is made and entered into as of June 13, 2006, by and between ARROWHEAD RESEARCH CORPORATION, a Delaware corporation (“Arrowhead”), and NANOPOLARIS, INC., a Delaware corporation (the “Company”).

A. Concurrent with the execution and delivery hereof, Arrowhead has entered into that certain Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, Arrowhead has agreed to purchase 2,889,000 shares of Series A Preferred Stock of the Company (the “Preferred Stock”).

B. The Purchase Agreement has been entered into in contemplation of and in consideration of this Agreement, whereby Arrowhead agrees to contribute $4,000,000 of additional capital to the Company on the terms and conditions set forth herein, provided the Company meets certain milestones set forth herein.

C. This Agreement is being executed and delivered by the parties hereto as contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. Commitment to Provide Additional Capital. Arrowhead agrees to provide up to $4,000,000 of additional capital to the Company, on the following terms and subject to the following conditions:

(a) Attached hereto as Appendix I is a schedule setting forth specified events, the occurrence of which will require future contributions of capital to be made (the “Milestones”). The date upon which each such Milestone shall have been reached is hereinafter referred to as a “Milestone Date.”

(b) Within ten (10) business days following each Milestone Date, the Company shall deliver to Arrowhead a certificate of the Chief Executive Officer of the Company setting forth, in reasonable detail, sufficient information for Arrowhead to evaluate whether the Company has achieved the specific Milestone to be achieved by the Milestone Date in question.

(c) Arrowhead will have a period of thirty (30) business days following receipt of the certificate specified in subparagraph 1(b) to evaluate the information provided to Arrowhead by the Company in the certificate. In the event that Arrowhead determines, to its reasonable satisfaction, that the Milestone in question was achieved by the Company, Arrowhead shall, within such 30-day period, provide to the Company, in cash, by corporate check(s) or wire transfer, the amount of additional capital set forth on Appendix I opposite the Milestone in question.

(d) Any and all amounts provided by Arrowhead to the Company pursuant to this Agreement shall be deemed contributions to the capital of the Company by Arrowhead, as an existing holder of capital stock of the Company. It is understood and agreed that no capital stock or other security of the Company shall be issued to Arrowhead in consideration or on account of any additional capital provided by Arrowhead to the Company pursuant to the provisions of this Agreement, and that none of such funds shall be considered a loan by Arrowhead to the Company, or otherwise be repayable by the Company to Arrowhead.

2. Failure of Arrowhead to Make a Required Contribution. In the event that Arrowhead fails to provide, on a timely basis, any amount of additional funding that Arrowhead is obligated to provide pursuant to the provisions of paragraph 1 above (the “Adjustment Event”), then appropriate adjustments will be made to the Preferred Stock pursuant to the terms of the Company’s Certificate of Incorporation then in effect (the “Certificate”). In the event Arrowhead previously converted all or a portion of its Preferred Stock into Common Stock prior to such Adjustment Event, then, as provided in this paragraph 2 below, Arrowhead will be required to surrender a portion of its shares of Common Stock to the Company to the extent it no longer holds enough Preferred Stock to provide for the necessary adjustments set forth in the Certificate. If Arrowhead shall have converted a portion, but not all, of its Preferred Stock into Common Stock prior to an Adjustment Event and, after making the adjustments in the Certificate as a result of the Adjustment Event, the shares of Preferred Stock held by Arrowhead would convert into a negative number of shares of Common Stock (the “Negative Conversion Shares”), then Arrowhead shall surrender to the Company that number of shares of Common Stock equal to the Negative Conversion Shares. In the event Arrowhead shall have converted all of its Preferred Stock into Common Stock prior to such Adjustment Event (and therefore the conversion adjustment cannot be calculated), then Arrowhead shall surrender that number of shares of Common Stock equal to (A) the number of shares of Common Stock issued upon conversion of its Preferred Stock, multiplied by (B) the amount of the additional funding Arrowhead failed to provide in connection with the Adjustment Event, divided by (C) $7,000,000. The Company shall not have any additional rights or remedies in connection with Arrowhead’s failure to make a contribution as required by this Agreement.

3. Optional Contribution. In the event the Company does not achieve one or more of the milestones, Arrowhead may, in its sole discretion, contribute all or a portion of the $4,000,000 of additional capital to the Company. In addition, nothing herein shall prevent the Company and Arrowhead from agreeing to a future financing transaction on other terms.

4. Miscellaneous.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and permitted assigns of each of the parties hereto, but shall not confer, expressly or by implication, any rights or remedies upon any other party. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned without the prior written consent of the other party.

(c) This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, without regard to its principles of conflicts of laws.

(d) To the extent any Common Stock of the Company is issued to Arrowhead as a result of a conversion of the shares of Preferred Stock of the Company, the certificates evidencing such securities may bear legends deemed appropriate acknowledging the terms of this Agreement.

(e) All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties at their respective addresses set forth on the signature page hereof. Any party hereto may change its address by written notice to the other party given in accordance with this subsection 3(e).

(f) This Agreement, together with the exhibits attached hereto, contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by each of the parties hereto.

(g) The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

(h) In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

(i) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

COMPANY:

NANOPOLARIS, INC. a Delaware corporation

By:	/S/ R. Bruce Stewart
President

Address:	201 South Lake Avenue, Suite 703 Pasadena, CA 91101 Fax No. (626) 304-3401

ARROWHEAD:

ARROWHEAD RESEARCH CORPORATION a Delaware corporation

By:	/s/ R. Bruce Stewart
Chief Executive Officer

Address:	201 South Lake Avenue, Suite 703 Pasadena, CA 91101 Fax No. (626) 792-5554

[SIGNATURE PAGE TO AGREEMENT TO PROVIDE ADDITIONAL CAPITAL]

APPENDIX I

MILESTONES

	Description	Capital to be Contributed
Milestone 1	12 months	$2,000,000.00
Milestone 2	24 months	$2,000,000.00